Free Writing Prospectus filed pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement dated August 14, 2018 to the Prospectus dated November 22, 2016
Registration Statement No. 333-214756

Fixed - Income Investor Update August 2018

In order, among other things, to utilise the 'safe harbour' provisions of the US Private Securities Litigation Reform Act 1995 , we are providing the following cautionary statement : this document contains certain forward - looking statements with respect to the operations, performance and financial condition of the Group, including, among other things, statements about expected revenues, margins, earnings per share or other financial or other measures . Although we believe our expectations are based on reasonable assumptions, any forward - looking statements, by their very nature, involve risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted . The forward - looking statements reflect knowledge and information available at the date of preparation of this document and AstraZeneca undertakes no obligation to update these forward - looking statements . We identify the forward - looking statements by using the words 'anticipates', 'believes', 'expects', 'intends' and similar expressions in such statements . Important factors that could cause actual results to differ materially from those contained in forward - looking statements, certain of which are beyond our control, include, among other things : the loss or expiration of, or limitations to, patents, marketing exclusivity or trademarks, or the risk of failure to obtain and enforce patent protection ; effects of patent litigation in respect of IP rights ; the impact of any delays in the manufacturing, distribution and sale of any of our products ; the impact of any failure by third parties to supply materials or services ; the risk of failure of outsourcing ; the risks associated with manufacturing biologics ; the risk that R&D will not yield new products that achieve commercial success ; the risk of delay to new product launches ; the risk that new products do not perform as we expect ; the risk that strategic alliances and acquisitions, including licensing and collaborations, will be unsuccessful ; the risks from pressures resulting from generic competition ; the impact of competition, price controls and price reductions ; the risks associated with developing our business in emerging markets ; the risk of illegal trade in our products ; the difficulties of obtaining and maintaining regulatory approvals for products ; the risk that regulatory approval processes for biosimilars could have an adverse effect on future commercial prospects ; the risk of failure to successfully implement planned cost reduction measures through productivity initiatives and restructuring programmes ; the risk of failure of critical processes affecting business continuity ; economic, regulatory and political pressures to limit or reduce the cost of our products ; failure to achieve strategic priorities or to meet targets or expectations ; the risk of substantial adverse litigation/government investigation claims and insufficient insurance coverage ; the risk of substantial product liability claims ; the risk of failure to adhere to applicable laws, rules and regulations ; the risk of failure to adhere to applicable laws, rules and regulations relating to anti - competitive behaviour ; the impact of increasing implementation and enforcement of more stringent anti - bribery and anti - corruption legislation ; taxation risks ; exchange rate fluctuations ; the risk of an adverse impact of a sustained economic downturn ; political and socio - economic conditions ; the risk of environmental liabilities ; the risk of occupational health and safety liabilities ; the risk associated with pensions liabilities ; the impact of failing to attract and retain key personnel and to successfully engage with our employees ; the risk of misuse of social media platforms and new technology ; and the risk of failure of information technology and cybercrime . Nothing in this presentation / webcast should be construed as a profit forecast . 2 Forward - looking statements

We have filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission for the offering to which this presentation relates . Before you invest, you should also read the prospectus in that registration statement, the preliminary prospectus supplement and the documents incorporated by reference therein for more complete information about the company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by sending a request to : Deutsche Bank Securities Inc . , Attention : Prospectus Group, 60 Wall Street, New York, New York 10005 - 2836 , by telephone at (800) 503 - 4611 , or by email at prospectus . cpdg@db . com ; Goldman Sachs & Co . LLC, Prospectus Department, 200 West Street, New York, NY 10282 , by telephone at 1 - 866 - 471 - 2526 , by facsimile at (212) 902 - 9316 or by emailing Prospectus - ny@ny . email . gs . com ; Citigroup Global Markets Inc . , c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 , by telephone at (800) 831 - 9146 or by email at prospectus@citi . com or J . P . Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179 , Attention : Investment Grade Syndicate Desk, by telephone collect at (212) 834 - 4533 . This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful . Non - GAAP Measures This presentation contains financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”) . These non - GAAP financial measures include net debt as well as our core financial measures and constant exchange rate (CER) growth rates . Non - GAAP measures included in this presentation should be considered in addition to, but not as substitutes for, the information we prepare in accordance with GAAP and as a result should be reviewed in conjunction with our financial statements . We provide reconciliations on slide 29 and in the Appendix to this presentation between our non - GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP . However, the Company presents Core EPS guidance only at CER . It is unable to provide guidance on a Reported/GAAP basis because the Company cannot reliably forecast material elements of the Reported/GAAP result, including the fair value adjustments arising on acquisition - related liabilities, intangible asset impairment charges and legal settlement provisions . 3 Disclaimer

Transaction highlights & key messages

• Issuer: AstraZeneca PLC • Type of offering: SEC - registered • Ranking: Senior, Unsecured • Size: $ Benchmark • Tenor: 5 year fixed and/or floating, long 10 year (Jan 2029), 30 year • Expected ratings: A3 (negative) / BBB+ (stable) • Use of Proceeds: General Corporate Purposes (which may include the refinancing of existing indebtedness) • Listing: We intend to apply to list the notes on the New York Stock Exchange 5 Transaction highlights

6 Key messages Our strategic business focus is paying off – return to growth on track Pipeline continues to deliver – trial readouts and regulatory approvals Continued strong focus on cash generation and cost discipline Strong, investment grade credit rating – a Board priority

Strategy Update

The main therapy areas accelerated growth 8 Strategic business focus is paying off Product Sales growth (CER 1 ) Q2 2018 H1 2018 Oncology, New CVRM 2 , Respiratory +19% +14% Other - 32% - 25% 1. All financial performance metrics are shown using Core reporting metrics and at constant exchange rates (CER), unless othe rwi se stated. Core and CER measures are non - GAAP reporting measures. See slide 2 “Non - GAAP measures” for more information and slide 37 and 38 for a reconciliation of Core measures to Reported measures. 2. New Cardiovascular, Renal and Metabolism incorporating Brilinta and Diabetes.

2018: return to sales growth on track

The sales momentum continued to improve

Return to sales growth expected in H2 2018 as impact from *Crestor* EU/JP and divestments eases



Product Sales growth, percent
BMS Diabetes Alliance
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
FY 2017
Q1 2018
Q2 2018

Medicines impacting Product Sales in 2018

Lynparza
ongoing launch of tablet in ovarian and breast cancer

Tagrisso
ongoing launch in 1st-line lung cancer

Imfinzi
ongoing launch in unresect., sIII lung cancer

Brilinta
continued global growth

Farxiga
continued global growth and the DECLARE trial

Crestor
loss of exclusivity (EU, JP)

Fasenra
ongoing launch in severe, uncontrolled asthma

2018: low single-digit growth in Product Sales

Change (Product Sales growth) and FY 2018 guidance at CER.

9

>$1bn in additional sales and growth of 69% in H1 2018 10 Product Sales: new medicines continued forward Absolute values at CER. 0 50 100 150 200 250 300 350 Tagrisso Imfinzi Farxiga Lynparza Brilinta Fasenra Calquence Bevespi >$1bn Total additional sales from new medicines compared to H1 2017 $m

Business & financials Product Sales declined by 2% in H1 2018 and only by 1% in the second quarter • Strong performance of new medicines 1 (+69%) and China • Offset by divestments (~2%) and EU/JP Crestor generics Total Revenue declined by 5% New medicines 1 continued forward: >$1bn additional sales vs. H1 2017 • Oncology: +37%; continued strong sales of Lynparza , Tagrisso and Imfinzi • New CVRM: +9%; Brilinta (+18%); Farxiga (+36%) • Respiratory: stabilised; Symbicort competition; Pulmicort supply normalised; Fasenra continued strong launch • Emerging Markets: +10% • China: +24%; another very strong quarter (+26%) Core EPS $1.17 and FY 2018 guidance reiterated at H1 2018 Portfolio transformation of AstraZeneca is nearing completion 11 Launches continue to support 2018 return to growth 1. Lynparza , Tagrisso , Imfinzi , Calquence , Brilinta , Farxiga , Bevespi and Fasenra . Absolute growth at CER and compared to H1 2017. Absolute values at actual exchange rates; changes at CER and for H1 2018, unless otherwise stated. Guidance at CER.

The pipeline continued to deliver
Late-stage pipeline Q2 2018 highlights

Pipeline news

Oncology	• *Lynparza*	breast cancer	Approval (JP)
		ovarian cancer 1L	Met primary endpoint
	• *Tagrisso*	lung cancer 1L	Approval (EU)
	• *Imfinzi*	unresectable, Stage III NSCLC[1]	Approval (JP)
			Met primary OS endpoint
	• selumetinib	thyroid cancer	Did not meet primary endpoint
Cardiovascular, Renal and Metabolism	• *Forxiga*	type-1 diabetes	Regulatory submission (JP)
	• combo w/*Onglyza* and metformin	type-2 diabetes	Regulatory submission acceptance (EU)
	• *Bydureon*	type-2 diabetes CVOT[2]	Regulatory submission acceptance (US)
	• *Bydureon BCise*	type-2 diabetes; new device	Positive CHMP opinion (EU)
	• *Lokelma*	hyperkalaemia	Approval (US)
Respiratory	• *Fasenra*	COPD[3]	Did not meet primary endpoints
Other	• lanabecestat	Alzheimer's disease	Termination of Phase III programme

1. Non-small cell lung cancer.
2. Cardiovascular outcomes trial.
3. Chronic obstructive pulmonary disease.
Status as of 26 July 2018 with changes since the Q1 2018 results announcement on 18 May 2018.

12

Late-stage pipeline news flow in 2018 and 2019

Unlocking and realising the potential of new medicines

	H2 2018	H1 2019	H2 2019
Regulatory decision	***Tagrisso*** - lung cancer 1L (JP) ***Imfinzi*** - unresectable, Stage III NSCLC (EU) **moxetumomab pasudotox** - hairy cell leukaemia 3L (US) ***Bydureon* autoinjector** - type-2 diabetes (EU) ***Bevespi*** - COPD (EU)	***Lynparza*** - breast cancer (EU)	***Forxiga*** - type-1 diabetes (EU, JP)
Regulatory submission acceptance	***Lynparza*** - ovarian cancer 1L ***Imfinzi* +/- treme** - lung cancer 1L (MYSTIC) ***Duaklir*** - COPD (US) ***Bevespi*** - COPD (JP) **PT010** - COPD	***Imfinzi* +/- treme** - head & neck cancer 1L - head & neck cancer 2L **selumetinib** - neurofibromatosis type 1 ***Farxiga*** - type-2 diabetes CVOT ***Lokelma*** - hyperkalaemia (JP) **roxadustat** - anaemia (US) **anifrolumab** - lupus	***Lynparza*** - pancreatic cancer ***Imfinzi* + treme** - lung cancer 1L (NEPTUNE) ***Imfinzi* +/- treme** - lung cancer 1L (POSEIDON) - small-cell lung cancer - bladder cancer 1L ***Calquence*** - chronic lymphocytic leukaemia ***Brilinta*** - CAD[1]/type-2 diabetes CVOT
Key Phase III data readouts	***Imfinzi* +/- treme** - lung cancer 1L (MYSTIC) (final OS) - head & neck cancer 1L - head & neck cancer 2L ***Farxiga*** - type-2 diabetes CVOT **roxadustat** - anaemia **anifrolumab** - lupus	***Lynparza*** - pancreatic cancer ***Imfinzi* + treme** - lung cancer 1L (NEPTUNE) ***Brilinta*** - CAD/type-2 diabetes CVOT	***Lynparza*** - ovarian cancer (1L) (PAOLA-1) ***Tagrisso*** - lung cancer (1L) (final OS) ***Imfinzi* +/- treme** - lung cancer 1L (POSEIDON) - small-cell lung cancer - bladder cancer 1L ***Calquence*** - chronic lymphocytic leukaemia

1. Coronary artery disease.
Status as of 26 July 2018.

13

14 Focusing on three therapy areas Respiratory Cardiovascular, Renal & Metabolism Oncology

Global performance impacted by Crestor EU/JP and divestments 15 Product Sales: Oncology and China performed strongly Product Sales values at actual exchange rates; changes at CER and for H1 2018 , unless otherwise stated. Q2 2018 $m % change % Product Sales H1 2018 $m % change % Product Sales Product Sales 5,030 (1) 100 10,015 (2) 100 Oncology 1,434 40 29 2,664 37 27 New CVRM 974 9 19 1,874 9 19 Respiratory 1,226 7 24 2,407 - 24 Other 1,396 (32) 28 3,070 (25) 31 Emerging Markets 1,659 12 33 3,424 10 34 - of which China 868 26 17 1,893 24 19

New medicines continued to drive strong performance 16 Oncology • Oncology +37%; now 27% of total Product Sales • New medicines contributed $0.7bn in additional sales vs. H1 2017 • Lynparza : accelerated growth globally; promising launch in Japan • Tagrisso : sustained very high growth; increasing use in 2nd line; encouraging start in the 1st - line setting • Imfinzi : quarterly sales ~doubled in lung cancer • Calquence : launch progressed solidly with increased use in BTKi - naïve patients $m Absolute values and change at CER and for H1 2018, unless otherwise stated. New medicines Lynparza , Tagrisso , Imfinzi and Calquence added $0.7bn Total Oncology Product Sales $m 0 200 400 600 800 1,000 1,200 1,400 1,600 Other Zoladex Faslodex Iressa Lynparza Tagrisso Imfinzi Calquence

Brilinta +18% : Continued double - digit growth across all major regions Farxiga +36% • US (+29%); increased market share from contract gains; overall market growth slowing • Ex - US (58% of total; increasing) Strong volume - driven growth continued, e.g. Europe (+28%), Emerging Markets (+59%) Bydureon - 3%, but +5% in Q2 • Strong launch of new BCise device • Volumes starting to offset price Brilinta and Farxiga delivered strong results 17 New CVRM Chart legend: Farxiga Onglyza Bydureon Byetta Other . Source: IQVIA. Farxiga : includes fixed - dose combinations. Chart legend: US Europe Established RoW Emerging Markets . Absolute values at actual exchange rates; changes at CER for Q2 2018 and H1 2018, unless otherwise stated. $m Brilinta Product Sales and growth $m 0 100 200 300 Q2 2018 0 200 400 600 H1 2018 0 250 500 750 Q2 2018 0 500 1,000 1,500 H1 2018 Diabetes Product Sales and growth +13% +13% +15% +20% +14% +17% +34% - 18% +5% +8% +36% - 19% - 3% +5% $m

Improving performance; Fasenra and Pulmicort offsetting Symbicort 18 Respiratory Chart legend: Symbicort Pulmicort Fasenra Others Absolute values at actual exchange rates; changes at CER and for H1 2018, unless otherwise stated. US $67m • Very encouraging launch • Leading novel biologic (within IL - 5 class) Europe $8m • Germany majority of sales • Launched in other EU markets Japan $11m • Very strong early uptake $m US - 10% • Symbicort ( - 21%); relatively stable volumes in continued price - competitive environment Europe - 2% • Relatively stable Symbicort volume Japan +7% Emerging Markets +13% • Pulmicort supply normalised in China Fasenra launch performing strongly Respiratory Product Sales and growth US competitive; new medicines, Emerging Markets encouraging $m 0 1,000 2,000 3,000 H1 2018 0 500 1,000 1,500 Q2 2018 +17% +20% - 8% +7% +8% +6% - 10% 0%

• Mid to high single - digit growth continued Growth ex - China reduced by divestments (7 - 8% impact) and general economic conditions in Russia • Oncology +37% : Tagrisso ($159m) now second - biggest Oncology medicine. Hormone - receptor medicines continued growth, with Faslodex leading • New CVRM +32% : Brilinta (+17%); Forxiga (+59%) • Respiratory +13% : Pulmicort (+15%, $482m) normalised supply in China. Symbicort (+10%, $241m) China continued strongly 19 Emerging Markets Absolute values at actual exchange rates; changes at CER and for H1 2018, unless otherwise stated. All three main therapy areas performed well China continued very strongly (+24%) Ex - China growth ( - 3%) impacted by divestments 4% 8% 12% 12% 6% 8% Emerging Markets 17% 19% 22% 15% 10% 15% China 12% 10% Q2 2018 H1 2018 Emerging Markets 26% 24% Q2 2018 H1 2018 China

Financial update

21 Reported Profit & Loss 1. Percentage points. 2. Includes Distribution Expense. Absolute values at actual exchange rates; changes at CER. Gross Margin reflects Gross Profit derived from Product Sales, divided by Product Sales. H1 2018 $m % change at CER % Total Revenue Q2 2018 $m % change at CER % Total Revenue Total Revenue 10,333 (5) 100 5,155 (1) 100 - Product Sales 10,015 (2) 97 5,030 (1) 98 - Externalisation Revenue 318 (54) 3 125 14 2 Gross Margin 78.6% (3) pp 1 - 79.9% (2) pp - Operating Expenses 2 7,814 (1) 76 3,997 2 78 - R&D Expenses 2,641 (9) 26 1,362 (1) 26 - SG&A Expenses 5,008 3 49 2,551 4 50 Other Operating Inc. & Exp. 1,086 28 11 617 2 12 Tax Rate 19.2% - - 22.6% - - EPS $0.54 (34) $0.27 (38)

22 Core Profit & Loss 1. Includes Distribution Expense. Absolute values at actual exchange rates; changes at CER. Gross Margin reflects Gross Profit derived from Product Sales, divided by Product Sales. H1 2018 $m % change at CER % Total Revenue Q2 2018 $m % change at CER % Total Revenue Total Revenue 10,333 (5) 100 5,155 (1) 100 - Product Sales 10,015 (2) 97 5,030 (1) 98 - Externalisation Revenue 318 (54) 3 125 14 2 Gross Margin 80.0% (3) pp - 81.3% (2) pp - Operating Expenses 1 6,877 2 67 3,528 5 68 - R&D Expenses 2,558 (5) 25 1,318 1 26 - SG&A Expenses 4,154 7 40 2,126 8 41 Other Operating Inc. & Exp. 704 (27) 7 580 (8) 11 Tax Rate 18.8% - - 19.5% - - EPS $1.17 (39) $0.69 (26)

Merck collaboration becoming a stable source of income 23 Externalisation Revenue • No initial Externalisation Revenue in Q2; $102m from partnering legacy medicines in H1 • Ongoing Externalisation Revenue $216m, mainly from Merck collaboration ( Lynparza milestones total $170m, including first sales milestone). A reminder: • Regular milestones; approval (~1/3) and sales - related (~2/3); mono and combo therapy • Remaining $500m option payments in 2018 - 2019 $m Absolute values at actual exchange rates. Highlights from Externalisation Revenue Regular payments from Merck No Initial Revenue in Q2 2018 $m 0 200 400 600 800 1,000 1,200 1,400 1,600 Ongoing Externalisation Revenue MRK Collaboration Initial Externalisation Revenue

• Core R&D costs declined by 5% • Maintained activity level; continued benefit from productivity improvements and Merck collaboration • FY 2018: anticipated to be in the range of a low single - digit percentage decline to stable • Core SG&A costs increased by 7% • Lower baseline in H1 2017; ongoing investment in launches and growth, including in China • FY 2018: expected to increase by a low to mid single - digit percentage 24 Total Core Operating Expenses increased by 2% in H1 2018 Absolute values and changes at CER and for H1 2018, unless otherwise stated. Core SG&A: still investing for growth $m Operating expenses remain in sharp focus Core R&D: benefitting from productivity initiatives $m 0 1,000 2,000 0 1,000 2,000 General and admin Sales, marketing and medical

25 FY 2018 guidance reiterated; unchanged capital allocation Product Sales A low single - digit percentage increase Core EPS $3.30 to $3.50 Guidance at CER. Capital allocation priorities Immediately earnings - accretive, value - enhancing opportunities Progressive dividend policy Strong, investment - grade credit rating Investment in the business

26 Additional commentary – outside of guidance Guidance at CER. • The sum of Externalisation Revenue and Other Operating Income & Expense is anticipated to decline vs. the prior year • Core R&D costs in FY 2018 are anticipated to be in the range of a low single - digit percentage decline to stable • Total Core SG&A costs are expected to increase by a low to mid single - digit percentage in FY 2018 • A Core Tax Rate of 16 - 20% (FY 2017: 14%) The Company also anticipates: • declines in restructuring costs and capital expenditure over the full year • a significant level of externalisation activities in H2 2018 The Company’s indications for FY 2018 vs. the prior year

27 Liquidity, debt and rating summary • Strong liquidity at 30 June 2018 » Group cash and investments of $3.9bn » Undrawn $3bn committed bank facilities (mature in 2022) • Access to diverse sources of funding through US and European debt programme, USCP programme • The Board continues to target a strong, investment - grade credit rating. • The Company is currently rated as: » Moody’s: A3 Negative outlook / P2 » Standard & Poor’s: BBB+ Stable outlook / A2 Programme Last Updated Valid to Limit Rating (Moody's / S&P) Utilisation as at 30/6/2018* SEC Shelf Registration Statement Nov-16 Nov-19 Unlimited A3 / BBB+ USD 13.0bn Euro Medium Term Note Programme Jun-18 Jun-19 USD 10bn A3 / BBB+ USD 3.9bn US Commercial Paper N/A N/A USD 15bn A-2 / P-2 USD 2.16bn * based on accounting carrying value

28 Smooth bond maturity profile with ten - year average life 1 FX converted at 30 June 2018 spot rates (USD/EUR 0.8596; USD/GBP 0.7631) Debt Maturity Profile at 30 June 2018 1 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 2018 2019 2020 2021 2022 2023 2024 2025 2027 2028 2031 2037 2042 2045 $m Overdraft, finance leases, bank collateral Commercial Paper GBP EUR USD

29 Net debt position 30 - Jun - 18 $m 31 - Dec - 17 $m Gross debt (19,667) (17,807) Cash & cash equivalents 2,978 3,324 Other investments 881 1,300 Net derivative financial instruments 1 465 504 Closing net debt (15,343) (12,679) 1. Net debt is a non - GAAP measures. The equivalent GAAP measure to net debt is ‘liabilities arising from financing activities’ whi ch excludes the amounts for cash and overdrafts, other investments and non - financing derivatives shown above and includes the Acerta put option liability of $1.9bn shown in non - current other payables.

30 Prudent treasury risk - management policies The Company operates with a centralised Treasury structure so that key Treasury risks are managed at a Group level. Investment policy • Security and liquidity • Financial counterparty limits Foreign Exchange Policy • Foreign Exchange exposures managed centrally • Transactional currency exposures substantially hedged Interest Rate Policy • Level of floating rate debt matched to cash • Significant portion of financial liabilities at fixed interest rates Credit Risk • Cash managed centrally • Derivatives positions fully collateralised Liquidity Policy • Substantial level of available cash and unutilised credit facilities • Group funding centrally managed

Summary

32 Key messages Our strategic business focus is paying off – return to growth on track Pipeline continues to deliver – trial readouts and regulatory approvals Continued strong focus on cash generation and cost discipline Strong, investment grade credit rating – a Board priority

Fixed - Income Investor Update August 2018

Appendix

Geographic platform for growth 35 Emerging Markets US 31% of Product Sales Europe 22% of Product Sales Rest of World Established (ex - Japan) 4% of Product Sales Japan 9% of Product Sales Emerging Markets (ex - China) 15% of Product Sales China 19% of Product Sales H1 2018 Regional Product Sales as reported Growth rates for H1 2018 vs H1 2017 at constant rates of exchange (CER) 6% 3% 24% 17% 14% 3%

36 Three sustainability priorities • Promote awareness and prevention of non - communicable diseases to reduce global burden and cost • Build capacity to help improve healthcare infrastructure and remove barriers to medical treatment • Make our medicines available and more affordable on a commercially and socially sustainable basis Broadening access to healthcare Protecting the environment • Since launch in October 2014, conducted 5.7 million blood pressure screenings through Healthy Heart Africa programme • Launched Healthy Lung Asia in nine countries across Asia • Managing our impact on the environment, particularly greenhouse gas emissions, waste and water use • Ensuring the environmental safety of our products • Reduced both water use and waste generation by 4% against 2015 baseline • Reduced by 7% our Operational carbon footprint against our 2015 baseline 2017 highlights • During 2017, named in the Dow Jones Sustainability World and Europe Indices and attained industry best scores in five areas, including Codes of Business Conduct • 100% of active employees completed the annual training on the new Code of Ethics Furthering ethics and transparency • Working to consistent global standards of ethical sales and marketing practices in all our markets • Working only with suppliers with standards consistent with our own • Working on continued transparency with our data in clinical trials • Sound bioethics in all our work • Strong focus on patient safety

Reported Restructuring Intangible Asset Amortisation & Impairments Diabetes Alliance Other 1 Core 2 $m $m $m $m $m $m Gross Profit 8,187 55 92 ‒ ‒ 8,334 Distribution Expense (165) ‒ ‒ ‒ ‒ (165) R&D Expense (2,641) 58 25 ‒ ‒ (2,558) SG&A Expense (5,008) 84 695 213 (138) (4,154) Other Operating Income 1,086 (10) 2 ‒ (374) 704 Operating Profit 1,459 187 814 213 (512) 2,161 Net Finance Expense (640) ‒ ‒ 168 103 (369) Taxation (151) (39) (163) (81) 103 (331) Earnings Per Share ($) 0.54 0.12 0.51 0.24 (0.24) 1.17 37 H1 2018 Reconciliation of Reported to Core Financial Measures 1 Other adjustments include fair - vale adjustments relating to contingent consideration on business combinations, discount unwind o n acquisition - related liabilities and provision movements related to certain legal matters 2 Each of the measures in the Core column in the above table are non - GAAP financial measures.

Reported Restructuring Intangible Asset Amortisation & Impairments Diabetes Alliance Other 1 Core 2 $m $m $m $m $m $m Gross Profit 4,413 23 47 ‒ ‒ 4,213 Distribution Expense (84) ‒ ‒ ‒ ‒ (84) R&D Expense (1,362) 31 13 ‒ ‒ (1,318) SG&A Expense (2,551) 48 346 106 (75) (2,126) Other Operating Income 617 (10) 1 ‒ (28) 580 Operating Profit 763 92 407 106 (103) 1,265 Net Finance Expense (332) ‒ ‒ 84 50 (198) Taxation (93) (19) (83) (40) 31 (204) Earnings Per Share ($) 0.27 0.06 0.25 0.13 (0.02) 0.69 38 Q2 2018 Reconciliation of Reported to Core Financial Measures 1 Other adjustments include fair - vale adjustments relating to contingent consideration on business combinations, discount unwind o n acquisition - related liabilities and provision movements related to certain legal matters 2 Each of the measures in the Core column in the above table are non - GAAP financial measures.

Expanding benefits to more patients 39 Lynparza • 1st - line ovarian cancer ( BRCA m) data presentation in H2 2018; regulatory submission soon • China first regulatory decision expected in H2 2018 in ovarian cancer • EU breast cancer regulatory decision expected in H1 2019 • US +198% Tablet formulation, broad label in ovarian cancer and launch in breast cancer accelerated growth • Europe +36% Increased testing rates, duration and early adoption of tablet and broad label in ovarian cancer • Established RoW Successful launch in Japan ($10m); breast cancer approved $m Upcoming key milestones Four quarters of strong growth: +147% in Q2 Leading PARP inhibitor approved in >50 countries $m 0 20 40 60 80 100 120 140 160 Chart legend: US Europe Established RoW Emerging Markets . Absolute values at actual exchange rates; changes at CER and for H1 2018, unless otherwise stated.

Strong 2nd - line business; step change from 1st - line launches 40 Lung cancer: Tagrisso • US +89% Continued momentum in 2nd line with a boost from 1st - line launch • Europe +63% Continued 2nd line momentum; early 1st - line launches • Japan +11% Sequential quarterly growth back following intense 2nd - line focus • Emerging Markets Continued strong uptake in China • Unprecedented 1st - line progression - free survival data • Approved in Brazil, US, EU, Russia, Australia, Canada, Egypt • Reimbursement underway in the EU; launched in France, Germany • JP regulatory decision expected in H2 2018 with subsequent launch • China regulatory decision expected from next year Chart legend: US Europe Established RoW Emerging Markets . Absolute values at actual exchange rates; changes at CER and for H1 2018, unless otherwise stated. $m 1st - line launches will widen patient benefits Strong performance in all markets: +77% in Q2 Approved in >75 countries worldwide $m 0 50 100 150 200 250 300 350 400 450

Continued fast uptake in unresectable, Stage III NSCLC (PACIFIC) 41 Lung cancer: Imfinzi • Product Sales ~doubled to $122m in Q2; total $184m in H1 Lung cancer the majority of sales; very limited use in bladder cancer • Additional approvals obtained Japan, Canada, Switzerland, India, Brazil • First non - US sales in Q2 2018 • ~40 more countries expected to approve PACIFIC regimen in H2 Increasingly more US patients are treated with Imfinzi Q2 Product Sales: $122m, including first ex - US use PACIFIC launch gaining global momentum $m Chart legend: US Europe Established RoW Emerging Markets . Absolute values at actual exchange rates. 0 20 40 60 80 100 120 140 Q2 2017 Q3 2017 Q4 2017 Q1 2018 Q2 2018 0 2,000 4,000 6,000 8,000 10,000 12,000 US, estimated patient infusions

Emerging franchise; initially in smaller indications 42 Haematology: Calquence and moxetumomab • Product Sales $20m, US only • Encouraging early uptake Maintained ~1/4 of new - patient starts in approved indication • Expanding patient benefit First ex - US regulatory decision expected in H2 2018 • Lifecycle plans underway in larger indications First Phase III data in chronic lymphocytic leukaemia in H2 2019 • First AstraZeneca/MedImmune immunotoxin • US priority regulatory review with Q3 2018 PDUFA/action date • Intended indication is 3rd - line hairy cell leukaemia • Small indication with ~1,000 new US patients per year Moxetumomab pasudotox under US priority review Calquence Product Sales highlights $m Absolute values at actual exchange rates. 0 5 10 15 Q4 2017 Q1 2018 Q2 2018